News Release
News Release

Contact:	Bruce Richardson
24-hour Media Line:	623-587-2177
PetSmart Chief Financial Officer to Resign in 2007
PHOENIX, Ariz. (DATE, 2006) – Tim Kullman, PetSmart’s senior vice president and chief financial officer, will resign from the company sometime in fiscal 2007. He has agreed to remain with the company to help identify a successor, and ensure a smooth transition.
     “Working with PetSmart has been a tremendous experience. I’m proud of how much we’ve accomplished during the past five years and I am extremely confident about the future of this great business,” Kullman said. “While the decision to leave was a difficult one, I’m simply at a point in my life and my career where I’m ready to take on new kinds of challenges, and hopefully to relocate to an area where I can be closer to my large extended family.”
     Phil Francis, PetSmart, chairman and CEO, said, “Tim has had a great impact on PetSmart. He’s built the talent of the finance and accounting teams and developed strong financial reporting mechanisms. He developed robust financial business strategies, and oversaw dividend and stock buy back programs, that from 2003 through 2005, returned a total of more than $465 million, or nearly 90 percent of the company’s net income, directly to shareholders. We’ll be sad to see Tim leave, but pleased that he’s agreed to stay on to help with the transition and wish him all the best in the future.”
     Francis said the company will begin immediately the search for a strong chief financial officer with skills and experience in financial reporting and control, who is a strong strategist and who can help PetSmart continue to execute against its strategic, growth-driving initiatives.
     PetSmart, Inc. (NASDAQ: PETM) is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. The company operates more than 850 pet stores in the United States and Canada, a growing number of in-store PetsHotel cat and dog boarding facilities, and is a leading online provider of pet supplies and pet care information (www.petsmart.com). PetSmart provides a broad range of competitively priced pet food and pet products; offers complete pet training, pet grooming, pet boarding, doggie day camp and pet adoption services; and provides a full line of horse supplies, including equestrian apparel and tack, through State Line Tack. Since 1994, PetSmart Charities, Inc., an independent 501(c)(3) non-profit animal welfare organization, has donated more than $42 million to animal welfare programs and, through its in-store pet adoption programs, has saved the lives of more than 2.6 million pets.
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